Exhibit 10.5

AMETEK, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Amended and Restated as of January 1, 2005

TABLE OF CONTENTS

Article 1. Purpose	1

1.01 Purpose	1
1.02 Effective Date	1

Article 2. Definitions and Construction	2

2.01 Definitions	2
2.02 Construction	5

Article 3. Eligibility and Participation	6

3.01 Eligibility	6
3.02 Participation	6

Article 4. Accounts	7

4.01 Account	7
4.02 Amounts Allocated to Account	7
4.03 Valuation of Account	7
4.04 Vesting of Account	7

Article 5. Payment of Account	8

5.01 Payment Upon Separation from Service	8
5.02 Payment Upon Death of Participant	8
5.03 Administrative Acceleration or Delay of Payment	8
5.04 Withholding	8
5.05 Payment to Guardian	9
5.06 Effect of Payment	9

Article 6. Beneficiary Designation	10

6.01 Beneficiary Designation	10
6.02 Changing Beneficiary	10
6.03 No Beneficiary Designation	10

Article 7. Administration	11

7.01 Committee Duties	11
7.02 Agents	11
7.03 Binding Effect of Decisions	11
7.04 Indemnity of Committee	11

Article 8. Claims Procedure	12

8.01 Claim	12
8.02 Denial of Claim	12
8.03 Review of Claim	12
8.04 Final Decision	12

Article 9. Amendment and Termination of Plan	13

9.01 Amendment	13

AMETEK, Inc. Supplemental Executive Retirement Plan	Table of Contents

9.02 Company’s Right to Terminate	13

Article 10. Miscellaneous	14

10.01 Hypothetical Accounts	14
10.02 Company Obligation	14
10.03 Trust Fund	14
10.04 Nonassignability	14
10.05 Not a Contract of Employment	15
10.06 Governing Law	15
10.07 Severability	15
10.08 Headings	15
10.09 Notice	15
10.10 Successors	15

AMETEK, Inc. Supplemental Executive Retirement Plan	Table of Contents

ARTICLE 1. PURPOSE
1.01	Purpose.

The AMETEK, Inc. Supplemental Executive Retirement Plan (the “Plan”) provides additional retirement benefits, on a tax-qualified basis, to a select group of management or highly compensated employees of AMETEK, Inc. whose benefits under certain of the retirement plans maintained for employees of AMETEK or its subsidiaries are restricted by the provisions of the Internal Revenue Code of 1986, as amended.

1.02	Effective Date.

The Plan, as hereby amended and restated, is effective with respect to amounts that were not deferred or vested (within the meaning of section 409A of the Code) before January 1, 2005, and any earnings on such amounts. Amounts deferred and vested (within the meaning of section 409A of the Code) before January 1, 2005 and earnings on such amounts are not affected by this amendment and restatement of the Plan, and remain subject to the terms of the May 1, 1997 plan document, as amended, which are set forth in Appendix A to this January 1, 2005, amendment and restatement. For recordkeeping purposes, the Company will establish separate accounts for each Participant for amounts deferred and vested before January 1, 2005, and amounts deferred and vested on or after that date.
AMETEK, Inc. Supplemental Executive Retirement Plan

ARTICLE 2. DEFINITIONS AND CONSTRUCTION
2.01	Definitions.

For the purpose of this Plan, the following terms shall have the meanings set forth below, unless the context clearly indicates otherwise.
(a)	Account. “Account” means a hypothetical account established on the books of the Company pursuant to Section 4.01.

(b)	Beneficiary. “Beneficiary” means the person, persons, or entity as designated by the Participant, entitled under Article 6 to receive any Plan benefit payable after the Participant’s death.

(c)	Board. “Board” means the Board of Directors of AMETEK, Inc.

(d)	Cause. “Cause” means (1) misappropriation of funds, (2) habitual insobriety or substance abuse, (3) conviction of felony or crime involving moral turpitude, or (4) gross negligence in the performance of duties that has had a material adverse effect on the business, operations, assets, properties, or financial condition of the Company.

(e)	Change in Control. A “Change in Control” shall occur if:
(1)	Any one Person or more than one Person acting as a group (as defined in section 1.409A-3(i)(5)(v)(B) of the Treasury Regulations) acquires ownership of stock of the Company that, together with the stock held by such Person or group of Persons, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company. However, if such Person or group of Persons is considered to own more than 50 percent of the total fair market value or total voting power of the stock of the Company before this transfer of the Company’s stock, the acquisition of additional stock by the same Person or group of Persons shall not be considered to cause a Change in Control of the Company; or

(2)	Any one Person or more than one Person acting as a group (as defined in section 1.409A-3(i)(5)(v)(B) of the Treasury Regulations) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or group of Persons) ownership of stock of the Company possessing 30 percent or more of the total voting power of the stock of the Company. However, if such Person or group of Persons is considered to own 30 percent or more of the total voting power of the stock of the Company before this acquisition, the acquisition of additional control or stock of the Company by the same Person or group of Persons shall not cause a Change in Control of the Company; or

(3)	A majority of members of the Company’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board before the date of the appointment or election; or
AMETEK, Inc. Supplemental Executive Retirement Plan

(4)	Any one Person or more than one Person acting as a group (as defined in section 1.409A-3(i)(5)(v)(B) of the Treasury Regulations) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or group of Persons) assets from the Company that have a total gross fair market value equal to substantially all but in no event less than 40 percent of the total fair market value of all assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. A transfer of assets by the Company will not result in a Change in Control under this Section 2.01(e)(4), if the assets are transferred to:
(A)	A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;

(B)	An entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company immediately after the transfer of assets;

(C)	A Person or more than one Person acting as a group (as defined in section 1.409A-3(i)(5)(v)(B) of the Treasury Regulations) that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Company; or

(D)	An entity, at least 50 percent of the total value or voting power of which is owned directly or indirectly, by a person described in Section 2.01(e)(4)(C), above.
For purposes of this Section 2.01(e), no acquisition, either directly or indirectly, by the Participant, his affiliates and associates, the Company, any subsidiary of the Company, any employee benefit plan of the Company or of any subsidiary of the Company, or any person or entity organized, appointed or established by the Company for or pursuant to the terms of any such employee benefit plan shall constitute a Change in Control.
For purposes of this Section 2.01(e), the following terms shall have the meanings set forth below:
(1)	“Company” shall mean AMETEK, Inc., except that, if a Participant is employed by a majority-controlled subsidiary of the Company, for purposes of Sections 2.01(e)(1), 2.01(e)(2), and 2.01(e)(4), “Company” shall mean such subsidiary.

(2)	“Person” shall mean any individual or individuals other than the Participant, his affiliates and associates, the Company, any subsidiary of the Company, any employee benefit plan of the Company or of any subsidiary of the Company, or any person or entity organized, appointed or established by the Company for or pursuant to the terms of any such employee benefit plan.
AMETEK, Inc. Supplemental Executive Retirement Plan

(f)	Code. “Code” means the Internal Revenue Code of 1986, as amended.

(g)	Committee. “Committee” means the committee appointed by the Board (or its delegee) to administer the Plan pursuant to Article 7.

(h)	Company. “Company” means AMETEK, Inc., a Delaware corporation, and each of its subsidiaries designated by the Board, which has elected to cover its Employees hereunder by resolution of its board of directors.

(i)	Compensation. “Compensation” means (1) if the Participant is accruing a benefit under a defined benefit retirement plan sponsored by the Company, compensation as defined in the Employees’ Retirement Plan of AMETEK, Inc., or (2) if the Participant is not accruing a benefit under a defined benefit retirement plan sponsored by the Company, compensation as defined in the AMETEK, Inc. Retirement and Savings Plan (or any successor plan).

(j)	Compensation Limit. “Compensation Limit” means the amount of Compensation that may be taken into account under a Retirement Plan by reason of the provisions of Section 401(a)(17) of the Code.

(k)	Effective Date. “Effective Date” means January 1, 2005.

(l)	Eligible Employee. “Eligible Employee” means an employee of the Company who is designated by the Committee, in its sole discretion, to be eligible to participate in the Plan pursuant to Section 3.01.

(m)	Excess Compensation. “Excess Compensation” means Compensation in excess of the Compensation Limit.

(n)	Participant. “Participant” means any Eligible Employee who satisfies the requirements set forth in Article 3. In the event of the death or incompetency of a Participant, the term shall mean the Participant’s personal representative or guardian.

(o)	Plan. “Plan” means the AMETEK, Inc. Supplemental Executive Retirement Plan as set forth herein and as it may be amended from time to time.

(p)	Plan Year. “Plan Year” means the 12-month period beginning on each January 1 and ending the following December 31.

(q)	Separates from Service. “Separates from Service” or “Separation from Service” means separation from service within the meaning of section 409A of the Code.

(r)	Shares. “Shares” means shares of common stock of AMETEK, par value $.01 per share.

(s)	Year of Service. “Year of Service” means the 12-month period following the date that the Eligible Employee first performs an hour of service for the Company and each consecutive 12-month period following the anniversary of that date that is completed before the Participant Separates from Service.
AMETEK, Inc. Supplemental Executive Retirement Plan

2.02	Construction.

For purposes of the Plan, unless the contrary is clearly indicated by context,
(a)	the use of the masculine gender shall also include within its meaning the feminine and vice versa,

(b)	the use of the singular shall also include within its meaning the plural and vice versa, and

(c)	the word “include” shall mean to include without limitation.
AMETEK, Inc. Supplemental Executive Retirement Plan

ARTICLE 3. ELIGIBILITY AND PARTICIPATION
3.01	Eligibility.

Eligibility to participate in the Plan shall be limited to that select group of management and/or highly compensated employees of the Company whom the Committee designates as eligible to participate in the Plan.

3.02	Participation.

An Eligible Employee shall become a Participant in the Plan on the date that the Participant first has Excess Compensation. An Eligible Employee shall remain a Participant until his Account is distributed as provided under Article 5.
AMETEK, Inc. Supplemental Executive Retirement Plan

ARTICLE 4. ACCOUNTS
4.01	Account.

The Committee shall establish and maintain a separate Account with respect to each Participant. A Participant’s Account shall equal the amounts credited to the Participant’s Account pursuant to Section 4.02, and the value of his Account shall be determined pursuant to Section 4.03.

4.02	Amounts Allocated to Account.

For each Plan Year, the Company shall credit to the Account of each Participant an amount equal to 13% multiplied by the Participant’s Excess Compensation for that Plan Year. Such credit shall be made as of the last day of the Plan Year; provided, however, that the credit shall be made as of the date a Participant Separates from Service if such Separation from Service occurs on account of death, voluntarily after completing five (5) Years of Service, or involuntarily by the Company without Cause. The credit to the Account shall be in cash notwithstanding the provisions of Section 4.03.

4.03	Valuation of Account.
(a)	Deemed Investment of New Credits. New amounts credited as of the last day of a Plan Year pursuant to Section 4.02 shall be deemed to be invested in whole and fractional Shares based on the average closing price of the Shares on the principal exchange on which the Shares are traded for the first ten (10) trading days of December preceding the deemed investment.

(b)	Deemed Investment of Hypothetical Dividends. Hypothetical dividends on the Shares allocated to a Participant’s Account shall be credited to a Participant’s Account during a Plan Year at the same time(s) that dividends are actually paid on Shares. Hypothetical dividends shall be deemed to be invested in additional Shares as of the last business day of the Plan Year in which they are credited based on the closing price of the Shares on the principal exchange on which the Shares are traded for the first ten (10) trading days of December preceding the deemed investment.

(c)	Valuation of Hypothetical Shares. The value of Shares allocated to a Participant’s Account pursuant to Sections 4.03(a) and 4.03(b) shall be adjusted as of the last day of each Plan Year (after the Plan Year in which they are initially allocated) based on the closing price of the Shares on the last business day of the Plan Year.
4.04	Vesting of Account.

Each Participant shall become 100% vested in his Account upon completing five (5) Years of Service. Notwithstanding anything to the contrary in this Section 4.04, the Committee may cause a forfeiture with respect to all or any portion of a Participant’s Account (whether or not vested) if the Committee determines that the Participant’s Separation from Service is for Cause.
AMETEK, Inc. Supplemental Executive Retirement Plan

ARTICLE 5. PAYMENT OF ACCOUNT
5.01	Payment Upon Separation from Service.
(a)	Form and Timing of Payment. A Participant’s vested Account shall be paid in one lump sum on the first day of the month coincident with or next following the date that is six (6) months after the date of the Participant’s Separation from Service; provided that if the Participant dies after Separation from Service and before the date that is six (6) months after the date of the Participant’s Separation from Service, his Account shall be paid on the first day of the month coincident with or next following the date of the Participant’s death.

(b)	Medium of Payment. A Participant’s vested Account shall be paid in Shares; provided that any credits to the Participant’s Account that are not yet deemed to be invested in Shares under Section 4.03, including credits or dividends that are credited to the Participant’s Account for the Plan Year in which Separation from Service occurs, shall be paid in cash. The certificate(s) for the Shares (if any) shall be issued in the name of the Participant, provided that the Company shall issue the certificate(s) in the names of the Participant and his spouse if the Participant so elects before the first day of the month next following his Separation from Service.
5.02	Payment Upon Death of Participant.

If a Participant dies before he receives his benefit in accordance with Section 5.01, his vested Account shall be paid to the Participant’s Beneficiary in one lump sum, in Shares and cash, as provided in Section 5.01(b). Such distribution shall be made on the first day of the month next following the date of the Participant’s death. The certificates for the Shares (if any) shall be issued in the name of the Beneficiary.

5.03	Administrative Acceleration or Delay of Payment.

A payment is treated as being made on the date when it is due under the Plan if the payment is made (a) no earlier than thirty (30) days before the due date specified by the Plan or (b) on a date later than the due date specified by the Plan that is either (1) in the same Plan Year (for a payment whose specified due date is on or before September 30) or (2) by the fifteenth (15th) day of the third calendar month following the date specified by the Plan (for a payment whose specified due date is on or after October 1).

5.04	Withholding.

The Company shall withhold from any payment made pursuant to this Plan any taxes the Company reasonably believes are required to be withheld from such payments under local, state, or federal law. To the extent permitted by law, the Company shall be entitled, at its option, to (a) deduct and withhold such amounts from any cash payment to be made by the Company to the Participant or such other person with respect to whom such withholding may arise; (b) require the Participant (or such other person) to make payment to the Company in such amount as is required to be withheld; or (c) retain and withhold the number of Shares that would otherwise be distributed from the Participant’s Account as shall have a fair market value, determined as of the date on which such withholding requirement arises, equal to the amount that is required to be withheld,
AMETEK, Inc. Supplemental Executive Retirement Plan

either sell such Shares or place the Shares in the Company’s Treasury account, and apply the proceeds from the Shares to meet the withholding requirement.

5.05	Payment to Guardian.

If a Plan benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of the property, the Committee may direct payment to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Committee may require proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution. Such distribution shall completely discharge the Committee and Company from all liability with respect to such benefit.

5.06	Effect of Payment.

The full payment of the benefit under this Article 5 shall completely discharge all obligations on the part of the Company to the Participant (and the Participant’s Beneficiary) with respect to the operation of this Plan, and the Participant’s (and Participant’s Beneficiary’s) rights under this Plan shall terminate.
AMETEK, Inc. Supplemental Executive Retirement Plan

ARTICLE 6. BENEFICIARY DESIGNATION
6.01	Beneficiary Designation.

Each Participant shall have the right, at any time, to designate one (1) or more persons or entity as Beneficiary (both primary as well as secondary) to whom benefits under this Plan shall be paid in the event of the Participant’s death prior to complete distribution of the Participant’s Account. Each Beneficiary designation shall be in a written form prescribed by the Committee and shall be effective only if filed with the Committee during the Participant’s lifetime.

6.02	Changing Beneficiary.

Any Beneficiary designation may be changed without the consent of the previously named Beneficiary by the filing of a new Beneficiary designation with the Committee.

6.03	No Beneficiary Designation.

If any Participant fails to designate a Beneficiary in the manner provided above, if the designation is void, or if the Beneficiary designated by a deceased Participant dies before the Participant or before complete distribution of the Participant’s benefits, the Participant’s Beneficiary shall be the person in the first of the following classes in which there is a survivor:
(a)	the Participant’s surviving spouse;

(b)	the Participant’s children in equal shares, except that if any of the children predeceases the Participant but leaves surviving issue, then such issue shall take by right of representation the share the deceased child would have taken if living; or

(c)	the Participant’s estate.
AMETEK, Inc. Supplemental Executive Retirement Plan

ARTICLE 7. ADMINISTRATION
7.01	Committee Duties.

This Plan shall be administered by the Committee, which shall consist of not less than three (3) persons, who may also be Participants in this Plan, and are named as the initial Committee in this Plan or as subsequently appointed by the Board or its delegee. The Committee shall have the full discretionary authority to (a) make, amend, interpret and enforce all appropriate rules and regulations for the administration of the Plan and decide or resolve any and all questions, including interpretations of the Plan, as they may arise in such administration, and (b) establish and maintain an investment policy for the Plan, select appropriate investment options to implement the investment policy, monitor the performance of such investment options, and change the selection of investment options from time to time in a manner consistent with the objectives of the investment policy. A Committee member who is also a Participant in this Plan shall be prohibited from voting on any matter which may, in the opinion of the balance of the Committee, directly affect the Committee member’s individual rights or benefits under this Plan. A majority vote of the Committee members permitted to vote shall control any decision.

7.02	Agents.

The Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Company.

7.03	Binding Effect of Decisions.

The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

7.04	Indemnity of Committee.

The Company shall indemnify and hold harmless each member of the Committee from any and all claims, losses, damages, expenses (including counsel fees) and liability (including any amounts paid in settlement of any claim or any other matter with the consent of the Board) arising from any act or omission of such member, except when the same is due to gross negligence or willful misconduct.
AMETEK, Inc. Supplemental Executive Retirement Plan

ARTICLE 8. CLAIMS PROCEDURE
8.01	Claim.

Any person or entity claiming a benefit, requesting an interpretation or ruling under the Plan (hereinafter referred to as “Claimant”), or requesting information under the Plan shall present the request in writing to the Corporate Human Resources Department, which shall respond in writing as soon as practical, but not later than ninety (90) days after receipt of the claim, unless the Corporate Human Resources Department notifies the Claimant that special circumstances require an additional period of time (not to exceed 90 days) to review the claim properly.

8.02	Denial of Claim.

If the claim or request is denied, the written notice of denial shall state:
(a)	the reasons for denial, with specific reference to the Plan provisions on which the denial is based;

(b)	a description of any additional material or information required and an explanation of why it is necessary; and

(c)	an explanation of the Plan’s claim review procedure, including a statement of the Claimant’s right to bring a civil action under section 502(a) of ERISA if the claim denial is denied (in whole or in part) on appeal.
8.03	Review of Claim.

Any Claimant whose claim or request is denied or who has not received a response within the time limits set forth above may request a review by notice given in writing to the Committee. Such request must be made within sixty (60) days after receipt by the Claimant of the written notice of denial, or, in the event Claimant has not received a timely response, within 60 days after the date the Corporate Human Resources Department was required to respond to the claim under Section 8.01. The claim or request shall be reviewed by the Committee which may, but shall not be required to, grant the Claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

8.04	Final Decision.

The decision on review shall normally be made within sixty (60) days after the Committee’s receipt of claimant’s claim or request. If an extension of time is required for a hearing or other special circumstances, the Claimant shall be notified and the time limit shall be one hundred twenty (120) days. The decision shall be in writing and shall state the reasons and the relevant Plan provisions. All decisions on review shall be final and bind all parties concerned.
AMETEK, Inc. Supplemental Executive Retirement Plan

ARTICLE 9. AMENDMENT AND TERMINATION OF PLAN
9.01	Amendment.

The Board, by written resolution, shall have the right to amend or modify the Plan at any time in any manner whatsoever; provided, however, that no amendment shall operate to reduce the amount accrued in any Account at the time the amendment is adopted. In addition, the Committee may make all technical, administrative, regulatory and compliance amendments to the Plan, and any other amendment that will not significantly increase the cost of the Plan to the Company, as the Administrator shall deem necessary or appropriate.

9.02	Company’s Right to Terminate.

Continuance of the Plan is completely voluntary and is not assumed as a contractual obligation of the Company. The Board, by written resolution, shall have the right at any time to discontinue the Plan; provided, however, that the termination shall not operate to reduce the amount accrued in any Account as of the date the termination is approved.
AMETEK, Inc. Supplemental Executive Retirement Plan

ARTICLE 10. MISCELLANEOUS
10.01	Hypothetical Accounts.

Each account and investment established under the Plan shall be hypothetical in nature and shall be maintained for bookkeeping purposes only. The accounts established under the Plan shall hold no actual funds or assets. Any liability of the Company to any Participant, former Participant, or Beneficiary with respect to a right to payment shall be based solely upon contractual obligations created by the Plan. Neither the Company, the Board, nor any other person shall be deemed to be a trustee of any amounts to be paid under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between or among the Company, a Participant, or any other person.

10.02	Company Obligation.

The Company shall not be required to fund any obligations under the Plan. Except as provided in Section 10.03, any assets that may be accumulated by the Company to meet its obligations under the Plan shall for all purposes be part of the general assets of the Company. To the extent that any Participant or Beneficiary acquires a right to receive payments under the Plan for which the Company is liable, such rights shall be no greater than the rights of any unsecured general creditor of the Company.

10.03	Trust Fund.

The Company shall be responsible for the payment of all benefits provided under the Plan. Before a Change in Control, at its discretion, the Company may establish one (1) or more trusts, with such trustees as the Committee may approve, for the purpose of assisting in the payment of such benefits. Following a Change in Control, the Company shall establish one (1) or more trusts, with such trustees as the Committee may approve, for the purpose of assisting in the payment of such benefits, and shall fund such trust with the full amount necessary to pay all benefits that are reasonably expected to be payable under the Plan. If, as a result of a Change in Control, Shares will no longer exist, the Committee may, in its sole discretion, allocate the value of each Participant’s Shares to an alternative investment fund. Although such a trust shall be irrevocable, its assets shall be held for payment of all of the Company’s general creditors in the event of insolvency and shall not be located or transferred outside the United States. To the extent any benefits provided under the Plan are paid from any such trust, the Company shall have no further obligation to pay them. If not paid from the trust, such benefits shall remain the obligation of Company. No assets of the trust or the Company shall become restricted to provide benefits under the Plan in connection with a change in the Company’s financial health.

10.04	Nonassignability.

Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or
AMETEK, Inc. Supplemental Executive Retirement Plan

separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency, except that the Committee may recognize a domestic relations order in accordance with procedures that it may establish for this purpose.

10.05	Not a Contract of Employment.

This Plan shall not constitute a contract of employment between Company and the Participant. Nothing in this Plan shall give a Participant the right to be retained in the service of Company or to interfere with the right of the Company to discipline or discharge a Participant at any time.

10.06	Governing Law.

The Plan shall be construed and enforced in accordance with applicable federal law and, to the extent not preempted by federal law, the laws of the Commonwealth of Pennsylvania (without regard to the legislative or judicial conflict of laws rules of any state or other jurisdiction).

10.07	Severability.

If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan. In addition, if any provision of the Plan shall be found to violate section 409A of the Code or otherwise result in benefits under the Plan being subject to income tax prior to distribution, such provision shall be void and unenforceable, and the Plan shall be administered without regard to such provision.

10.08	Headings.

Headings are inserted in this Plan for convenience of reference only and are to be ignored in the construction of the provisions of the Plan.

10.09	Notice.

Any notice required or permitted under the Plan shall be sufficient if in writing and hand delivered or sent by registered mail, certified mail, or reputable overnight delivery service. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail or overnight delivery, as of the date shown on the postmark on the receipt for registration or certification or on the records of the overnight delivery company. Mailed notice to the Committee shall be directed to the Company’s address. Mailed notice to a Participant or Beneficiary shall be directed to the individual’s last known address in Company’s records.

10.10	Successors.

The provisions of this Plan shall bind and inure to the benefit of Company and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation,
AMETEK, Inc. Supplemental Executive Retirement Plan

purchase or otherwise acquire all or substantially all of the business and assets of Company, and successors of any such corporation or other business entity.
     IN WITNESS WHEREOF, and as evidence of the adoption of this Plan by the Company, AMETEK, Inc. has executed the same this 24thday of October, 2007.

AMETEK, INC.

BY:	/s/ Henry J. Policare

Henry J. Policare

DATE:	11/1/07

ATTEST

BY:	Kathryn E. Sena

Corporate Secretary
AMETEK, Inc. Supplemental Executive Retirement Plan

Appendix A
The following Plan provisions apply only to amounts earned and vested (within the meaning of Section 409A of the Code) before January 1, 2005, and any earnings on such amounts (“Grandfathered Amounts”). Amounts earned and vested after December 31, 2004, and any earnings thereon, are subject to the provisions of the Plan as amended and restated, effective January 1, 2005, or any subsequent amendment and restatement of the Plan.
The purpose of this Appendix A is to preserve the terms of the Plan that govern Grandfathered Amounts, and to prevent the Grandfathered Amounts from becoming subject to Section 409A of the Code. No amendment to this Appendix A that would constitute a “material modification” for purposes of Section 409A shall be effective unless the amending instrument specifically provides that it is intended to materially modify this Appendix A and to cause the Grandfathered Amounts to become subject to Section 409A of the Code.
Although this Appendix A is intended to prevent the Grandfathered Amounts from being subject to Section 409A, neither the Company nor any Employer (nor any representative of the Company) shall be liable for any adverse tax consequence suffered by a Participant or Beneficiary if a Grandfathered Amount becomes subject to Section 409A.
AMETEK, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
     In recognition of the valuable services provided to AMETEK, Inc. (“AMETEK”) by its executive employees, the Board of Directors wishes to provide additional retirement benefits to those individuals whose benefits under certain of the retirement plans maintained for employees of AMETEK or its subsidiaries are restricted by the provisions of the Internal Revenue Code of 1986, as amended. It is the intent of the Company to provide these benefits under the terns and conditions hereinafter set forth. This Plan is intended to be a non-qualified supplemental retirement plan which is unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees of the Company, pursuant to Sections 201,301 and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and, as such, to be exempt from the provisions of Parts II, III and IV of Title I of ERISA.
ARTICLE 1. DEFINITIONS
1.01	“Account” means a bookkeeping account established pursuant to Section 3.5 which reflects the amount standing to the credit of the Participant under the Plan.

1.02	“Administrator” means a committee consisting of AMETEK’s Chief Executive Officer, Chief Financial Officer and Corporate Counsel or such person or persons appointed by the Board, who shall administer the Plan.

1.03	“Beneficiary” means the person or persons designated by the Participant in writing, in the manner specified by the Administrator, to receive the Participant’s Supplemental Benefit due under the Plan in the event of the Participant’s death as provided in Section 4.2.
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1.04	“Board” means the Board of Directors of AMETEK

1.05	“Code” means the Internal Revenue Code of 1986, as amended

1.06	“Company” means AMETEK and each of its subsidiaries designated by the Board, which has elected to cover its Employees hereunder by resolution of its board of directors.

1.07	“Compensation” means compensation as defined in a Retirement Plan for purposes of determining a Participant’s accrued benefit, after reduction by the amount of the Compensation Limit, but taking into account the amount of any severance benefits (except a lump sum) and bonuses accrued for a Participant for any Plan Year whether or not any such compensation is deferred under a deferral plan of the Company

1.08	“Compensation Limit” means the amount of Compensation that may be taken into account under a Retirement Plan by reason of the provisions of Section 401(a)(17) of the Code.

1.09	“Effective Date” means May 1, 1997.

1.10	“Employee” means any individual employed by the Company on the Effective Date or thereafter in an executive capacity on a regular, full-time basis and who is a member of a select group of management or highly compensated employees within the meaning of Sections 201, 301 and 401 of ERISA. Individuals employed by the Company in a casual or temporary capacity (i.e., those hired for a specific job of limited duration) and individuals characterized as “leased employees,” within the meaning of Section 414 of the Code, or persons characterized by the Company as “independent contractors,” no matter how characterized by the Internal Revenue Service, other governmental agency or a court, shall not be considered “Employees” for the purposes of the Plan. Any change of characterization of an individual shall, unless determined otherwise by the Board, take effect on the actual date of such change without regard to any retroactive recharacterization.

1.11	“Participant” means any Employee who satisfies the eligibility requirements set forth in Article 2. In the event of the death or incompetency of a Participant, the term shall mean the Participant’s personal representative or guardian.

1.12	“Plan” means the AMETEK, Inc. Supplemental Executive Retirement Plan as set forth herein and as it may be amended from time to time.

1.13	“Plan Year” means the period commencing on January 1, 1997 and ending on December 31, 1997 and each calendar year thereafter.

1.14	“Retirement Plan” means the Employees’ Retirement Plan of AMETEK, Inc., the Employees’ Retirement Plan of AMETEK Aerospace Products, Inc., the Specialty Metal Products Division of AMETEK Employees’ Pension Plan or the Retirement Feature of The AMETEK, Inc. Savings and Investment Plan, either collectively or individually, as required by the context.

1.15	“Separates from Employment” means the Employee’s termination of employment from the Company for any reason Except as otherwise provided herein, a Separation from
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Employment shall be deemed to have occurred on the last day of the Employee’s service to the Company but taking into account any compensation continuation arrangement or severance benefit arrangement that may be applicable.

1.16	“Shares” means shares of common stock of AMETEK, par value $.01 per share.

1.17	“Supplemental Benefit” means a supplemental retirement benefit calculated under Article 3 as of any date of reference.
ARTICLE 2. ELIGIBILITY
2.01	Any Employee on the Effective Date whose compensation from the Company is (i) in excess of the limitation imposed by Code Section 401(a)(17) or (ii) not fully taken into account in determining the Employee’s benefit under a Retirement Plan by reason of the rules imposed under Code Section 401(a)(4), shall be a Participant in the Plan so long as the Employee is participating in a Retirement Plan or would be so eligible if the Employee had sufficient service.

2.02	An Employee who becomes a participant in a Retirement Plan after the Effective Date, or would be so eligible if the Employee had sufficient service, shall become a Participant in the Plan on such future date as the provisions of Section 2.1 apply to the Employee.
ARTICLE 3. SUPPLEMENTAL BENEFIT
3.01	The Supplemental Benefit of a Participant shall consist of the sum of the contribution credits to a Participant’s Account as determined under Section 3.2 and the deemed income and appreciation (or depreciation) attributable to such contribution credits as determined under Section 3.3.

3.02	(a) For each Plan Year, the Company shall credit to the Account of each Participant an amount equal to 13% multiplied by the Participant’s Compensation for that Plan Year. Such credit shall be made as of the last day of the Plan Year if the Participant has not Separated from Employment during the Plan Year; provided, however, that a credit shall nonetheless be made to a Participant’s Account if such Separation from Employment occurred on account of death or retirement under a Retirement Plan or if the Separation from Employment was initiated by the Company without cause, as determined in accordance with the Company’s personnel policies and, in any such case, the credit to the Account shall be in cash notwithstanding the provisions of Section 3.3. Notwithstanding the foregoing, the annual amount credited to the Account of Walter E. Blankley shall be determined in accordance with subsection (b) of this Section 3.2.
(b) For each Plan Year, the Company shall credit to the Account of Walter E. Blankley (“Blankley”) an amount equal to 13% multiplied by the portion of his Compensation for that Plan Year that is not being taken into account in calculating his benefit under the Supplemental Retirement Benefit Agreement between Blankley and the Company, dated May 21, 1991 either because (i) it exceeds the 6% compensation growth limit included in such agreement; or (ii) the actual Compensation Limit differs from the Compensation Limit as projected in such agreement.
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(c) For an Employee who becomes a Participant on the Effective Date, a one-time credit shall also be made to the Participant’s Account equal to the amount shown opposite the Participant’s name on Schedule A to this Plan, which schedule may be adjusted through December 31, 1997.
3.03	As of the last day of each Plan Year, including December 31, 1997, the amount credited to a Participant’s Account pursuant to Section 3.2 shall be deemed to be invested in whole and fractional Shares based on the average closing price of the Shares on the principal exchange on which the Shares are traded for the first 10 trading days of December preceding the deemed investment. As of the last day of each subsequent Plan Year, the amounts credited to the Participant’s Account under Section 3.2 shall be adjusted by the appreciation or depreciation in the value of the Shares, as measured by the closing price of the Shares on the last business day of such Plan Year. Deemed dividends on the Shares allocated to a Participant’s Account shall be credited to a Participant’s Account during a Plan Year when dividends are actually paid on Shares and shall be deemed to be invested in additional Shares on the last business day of such Plan Year based on the closing price of the Shares on the principal exchange on which the Shares are traded for the first 10 trading days of December preceding the deemed investment.

3.04	A Participant’s right to a Supplemental Benefit shall be non-forfeitable at the same time as the Participant’s right to an accrued benefit is non-forfeitable in accordance with the terms of the applicable Retirement Plan. No Participant shall receive a Supplemental Benefit under the Plan unless that Participant is entitled to a vested benefit under a Retirement Plan.

3.05	The Administrator shall cause the Company to create and maintain on its books an Account for each Participant to which it shall credit amounts required by Sections 3.2 and 3.3.
ARTICLE 4. DISTRIBUTION OF SUPPLEMENTAL BENEFIT
4.01	A Participant’s non-forfeitable Supplemental Benefit shall be paid in one lump sum, in Shares (except any cash credits to the Participant’s Account in accordance with the proviso in Section 3.2(a) or as a result of dividends credited to the Participant’s Account but not yet deemed invested in Shares shall also be distributed). Such distribution shall be made within 30 days after the date of the Participant’s Separation from Employment. A Participant shall file a written notice with the Administrator to receive the Supplemental Benefit due pursuant to the terms of Article 3 hereof in the manner provided by the Administrator.

4.02	If a Participant with a non-forfeitable right to a Supplemental Benefit dies before receiving such Supplemental Benefit, the Participant’s Beneficiary shall receive the Participant’s vested Supplemental Benefit in one lump sum, in Shares and cash, as provided in Section 4.1. Such distribution shall be made within 30 days after the date of the Participant’s death.
ARTICLE 5. FUNDING
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5.01	The Board may, but shall not be required to, authorize the establishment of a trust by the Company to serve as the funding vehicle for the benefits described herein. In any event, the Company’s obligations hereunder shall constitute a general, unsecured obligation, payable solely out of its general assets, and no Participant shall have any right to any specific assets of the Company.
ARTICLE 6. ADMINISTRATION AND DISCRETIONARY DUTIES
6.01	The Administrator shall have full power and authority to interpret and administer this Plan and to make factual determinations and the Administrator’s actions in doing so shall be final, conclusive and binding on all persons interested in the Plan. The Administrator may from time to time adopt rules and regulations governing this Plan.

6.02	The Administrator may designate other persons to carry out such of the responsibilities hereunder for the operating and administration of the Plan as the Administrator deems advisable and delegate to the persons so designated such of the powers as the Administrator deems necessary to carry out such responsibilities. Such designation and delegation shall be subject to such terms and conditions as the Administrator deems necessary or proper. Any action or determination made or taken in carrying out responsibilities hereunder by the persons so designated by the Administrator shall have the same force and effect for all purposes as if such action or determinations had been made or taken by the Administrator.

6.03	All expenses incurred by the Administrator in the operation and administration of the Plan shall be paid by the Company. The Administrator shall receive no compensation solely for services in carrying out any responsibility under the Plan.

6.04	The Administrator shall use ordinary care and diligence in the performance of its duties. The Company shall indemnify and defend the Administrator against any and all claims, loss, damages, expense (including reasonable counsel fees), and liability arising from any action or failure to act, except when the same is due to the gross negligence or willful misconduct of the Administrator.

6.05	Any action required of the Company or the Board under the Plan, or made by the Administrator acting on their behalf, shall be made in the Company’s, the Board’s or the Administrator’s sole discretion, not in a fiduciary capacity and need not be uniformly applied to similarly situated persons. Any such action shall be final, conclusive and binding on all persons interested in the Plan.
ARTICLE 7. AMENDMENT
7.01	The Board, by written resolution, shall have the right to amend or modify the Plan at any time in any manner whatsoever; provided, however, that no amendment shall operate to reduce a Participant’s Supplemental Benefit for any Participant who is participating in the Plan nor the payment due to a terminated Participant or surviving Spouse at the time the amendment is adopted. In addition, the Administrator may make all technical, administrative, regulatory and compliance amendments to the Plan, and any other amendment that will not significantly increase the cost of the Plan to the Company, as the Administrator shall deem necessary or appropriate.
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ARTICLE 8. TERMINATION
8.01	Continuance of the Plan is completely voluntary and is not assumed as a contractual obligation of the Company. The Board, by written resolution, shall have the right at any time to discontinue the Plan; provided, however, that the termination shall not operate to reduce the Supplemental Benefit for any Participant who is participating in the Plan nor the payment due to a terminated Participant or surviving Spouse at the time the termination is approved.
ARTICLE 9. MISCELLANEOUS
9.01	Nothing contained herein (i) shall be deemed to exclude a Participant from any compensation, bonus, pension, insurance, severance pay or other benefit to which he otherwise is or might become entitled to as an Employee or (ii) shall be construed as conferring upon an Employee the right to continue in the employ of the Company as an executive or in any other capacity.

9.02	Any amounts payable by the Company hereunder shall not be deemed salary or other compensation to a Participant for the purposes of computing benefits to which the Participant may be entitled under any other arrangement established by the Company for its Employees.

9.03	The rights and obligations created hereunder shall be binding on a Participant’s heirs, executors and administrators and on the successors and assigns of the Company.

9.04	The Plan shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania.

9.05	The rights of any Participant under this Plan are personal and may not be assigned, transferred, pledged or encumbered. Any attempt to do so shall be void. In addition, a Participant’s rights hereunder are not subject, in any manner, to attachment or garnishment by creditors of the Participant or the Participant’s spouse.

9.06	Neither the Company nor any member of the Board or the Administrator shall be responsible or liable in any manner to any Participant or any person claiming through the Participant for any benefit or action taken or omitted in connection with the granting of benefits, the continuation of benefits or the interpretation and administration of this Plan.

9.07	This Plan sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except as provided in Articles 7 and 8.
ARTICLE 10. CLAIMS PROCEDURE
10.01	Each Participant or spouse believing himself or herself eligible for a Supplemental Benefit under the Plan shall apply for such benefits by completing and filing with the Administrator an application for benefits on a form supplied by the Administrator. In the event that my claim for benefits is denied in whole or in part, the Participant or spouse whose claim has been so denied shall be notified of such denial in writing by the
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Administrator. The notice advising of the denial shall specify the reason or reasons for denial, make specific reference to pertinent Plan provisions, describe any additional material or information necessary for the claimant to perfect the claim (explaining why such material or information is needed), and shall advise the Participant or Spouse of the procedure for the appeal of such denial. All appeals shall be made by the following procedure:
(a)	The Participant or spouse whose claim has been denied shall file with the Administrator a notice of desire to appeal the denial. Such notice shall be filed within 60 days of notification by the Administrator of claim denial, shall be made in writing, and shall set forth all of the facts upon which the appeal is based. Appeals not timely filed shall be barred.

(b)	The Administrator shall consider the merits of the claimant’s written presentations, the merits of any facts or evidence in support of the denial of benefits, and such other facts and circumstances as the Administrator shall deem relevant.

(c)	The Administrator shall ordinarily render a determination upon the appealed claim within 60 days after receipt which determination shall be accompanied by a written statement as to the reasons therefore. However, in special circumstances the Administrator may extend the response period for up to an additional 60 days, in which event it shall notify the claimant in writing prior to commencement of the extension. The determination so rendered shall be binding upon all parties.
               IN WITNESS WHEREOF, and as evidence of the adoption of this Plan by the Company, AMETEK, Inc. has executed the same this 8th day of July 1997.

AMETEK, Inc.
By:	Walter E. Blankley
Chairman and
Chief Executive Officer

ATTEST
By: Donna F. Winquist
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TO:	Frank S. Hermance, John J. Molinelli
FROM:	Kathryn E. Londra
SUBJECT:	Delegation of Authority
DATE:	January 10, 2002
c:	D. Winquist, J. Weaver, I. Smalls, B. Oster, P. Grubb, J. Boyle
Pursuant to a resolution by the Board of Directors on March 29, 2000, the Corporation’s Chief Executive Officer and Chief Financial Officer, jointly, have the authority to act on behalf of the Corporation with regard to amendments and other actions affecting the Corporation’s qualified retirement plans (defined benefit and defined contribution) and welfare benefit plans, and also affecting its executive compensation plans existing on March 29, 2000 (not including the Corporation’s Additional Compensation Plan or Stock Option Plans).
In accordance with this delegation of authority we request approval for the following:
1)	Amendment No. 3 -AMETEK. Inc. Supplemental Executive Retirement Plan

If, with respect to the distribution of a Participant’s Supplemental Benefit, the Company shall be required to withhold amounts under applicable federal, state or local tax laws, rules or regulations, the Company shall be entitled, at its option, to (i) deduct and withhold such amounts from any cash payment to be made by the Company to the Participant or to such other person with respect to whom such withholding may arise, (ii) require the Participant (or such other person) to make payment to the Company in such amount as is required to be withheld; or (iii) retain and withhold such number of Shares subject to the Supplemental Benefit as shall have a fair market value, valued on the date on which such withholding requirement arises, equal to such amount as is required to be withheld, in which event the Company shall sell such Shares, or place such Shares in its Treasury account, and apply the proceeds thereof to meet its withholding requirement.
Approvals;

Frank S. Hermance	Date 01/10/02
Chairman and
Chief Executive Officer

John J. Molinelli	Date 01/10/02
Executive Vice President - Chief Financial Officer

SCHEDULE A

ONE-TIME MAKE-UP
NAME	CONTRIBUTION
BLANKLEY, WALTER E,.	$193,897
CAVIN, DOYLE K.	25,004
CHLEBEK, ROBERT W.	0
CLEARY, WILLIAM F.	2,105
DUDLEY, FRED L.	16,031
GOODRICH, PHILIP A.	0
HABEGGER, RICHARD J.	23,821
HARRIS, ROBERT W.	23,902
HERMANCE, FRANK S.	140,804
KNAUF, EDMUND R.	1,009
KNUDSON, KNUTE S.	2,870
KRAMER, EDWARD G.	31,459
MANGOLD JR., THOMAS F.	19,004
MARSINEK, GEORGE E.	120,892
MOLINELLI, JOHN J.	68,219
NEUPAVER, ALBERT J.	61,488
PARATO, VITO J.	20,474
PORTER, JOHN H.	18,296
RICKETTS, JOSEPH H.	16,184
SAUNDERS, DEIRDRE D.	1,566
SMITH, ROGER A.	2,843
SMITH, RONALD W	4,056
WINQUIST, DONNA F.	1,300